EXHIBIT 21.1

SUBSIDIARIES OF ELECTROMED, INC.

The table sets forth all subsidiaries of Electromed, Inc. and the state of organization of each.

Subsidiary	State of Incorporation

Electromed Financial, LLC	Minnesota